UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report: November 12, 2025

(Date of earliest event reported)

KB HOME

(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 231-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	KBH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 12, 2025, KB Home (the “Company”) entered into a revolving credit agreement (“Revolving Facility”) with the lenders party thereto and Bank of America, N.A., as administrative agent, providing the aggregate commitment of the lenders to make revolving loans to the Company in an amount of up to $1.2 billion. Under certain circumstances, the aggregate maximum principal amount of available loans under the Revolving Facility may be increased to up to $1.7 billion, so long as additional lender commitments are obtained. The Revolving Facility refinances and replaces the Company’s Prior Revolving Facility (as defined in Item 1.02 below) and will mature on November 12, 2030. Loans under the Revolving Facility may be used for general corporate purposes.

Also on November 12, 2025, the Company amended and restated its $360.0 million senior unsecured term loan agreement dated August 25, 2022 (the “Prior Term Loan”) with the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. The amended and restated senior unsecured term loan agreement (together with the Revolving Facility, the “Loan Facilities”) extended the maturity of the Prior Term Loan to November 12, 2029.

The Company has banking relationships in the ordinary course of its business with the lenders and administrative agents for the Loan Facilities and any of them or their respective affiliates may perform, or in some cases have performed, commercial banking, investment banking, underwriting or advisory services for the Company, for which they have received and may in the future receive, customary fees and expenses.

Similar to the Prior Revolving Facility and Prior Term Loan, each of the Loan Facilities contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity or interest coverage and borrowing base, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries. In addition, each of the Loan Facilities contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the Revolving Facility commitment and permit the lenders under the Loan Facilities to accelerate payment on outstanding amounts and, in the case of the Revolving Facility, require cash collateralization of letters of credit, including nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; defaults under certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control (as defined in the Loan Facilities) occurs, the lenders may terminate the Revolving Facility commitment and accelerate payment on outstanding amounts under the Loan Facilities and, in the case of the Revolving Facility, require cash collateralization of letters of credit. The Company’s obligations under the Loan Facilities are required to be guaranteed by certain of the Company’s subsidiaries. Interest rates generally will be based on either a term SOFR, daily SOFR or base rate, plus a spread ranging from 1.25% to 1.75% for term SOFR loans and daily SOFR loans and from 0.25% to 0.75% for base rate loans, depending on the Company’s leverage ratio.

Item 1.02 Termination of a Material Definitive Agreement.

On November 12, 2025, concurrently with the entry into the Revolving Facility described in Item 1.01 above, the Company voluntarily terminated its fourth amended and restated revolving credit facility, dated as of February 18, 2022 (as amended from time to time, the “Prior Revolving Facility”), by and among the Company, the lenders party thereto and Citibank, N.A., as administrative agent. The Prior Revolving Facility provided the aggregate commitment of the lenders to make revolving loans to the Company in an amount of up to $1.09 billion and contained covenants substantially similar to those contained in the Loan Facilities. The Company has banking relationships in the ordinary course of its business with the lenders and administrative agents for the Prior Revolving Facility and any of them or their respective affiliates may perform, or in some cases have performed, commercial banking, investment banking, underwriting or advisory services for the Company, for which they have received and may in the future receive, customary fees and expenses. The Company incurred no early termination penalties as a result of the termination of the Prior Revolving Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2025

KB Home

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu
Vice President, Corporate Secretary and Associate General Counsel